UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2012 (January 25, 2012)

Realogy Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-173250, 333-173254 and 333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Domus Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-173250	20-8050955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive

Parsippany, NJ 07054

(Address of Principal Executive Offices) (Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

The information under the heading “Preliminary Financial Results” set forth in Item 7.01 below is incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

As used below, the terms “Realogy,” “Company,” “we” and “our” refer to Realogy Corporation and its consolidated subsidiaries.

In connection with a proposed secured financing, Realogy anticipates disclosing to prospective investors certain information that has not been previously publicly reported, excerpts of which are furnished below.

Preliminary financial results

The preliminary 2011 financial results presented below have not yet been finalized by management. When Realogy’s actual 2011 financial results are finalized, they will include any adjustments necessary, in the opinion of management, for a fair presentation of such information. Realogy’s actual 2011 financial results could vary materially from those included herein.

The preliminary financial data included herein has been prepared by and is the sole responsibility of Realogy’s management. PricewaterhouseCoopers LLP has not audited,

reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any form of assurance with respect thereto.

Management estimates net revenues for the year ended December 31, 2011 will total approximately $4.1 billion, which was flat compared to the year ended December 31, 2010. This is principally due to an increase in revenues for the Title and Settlement Services segment due to higher refinance and title insurance premiums and the Relocation Services segment due to volume increases offset by decreases in homesale transaction volume (1% decline compared to 2010) at the Real Estate Franchise Services segment and Company Owned Real Estate Brokerage Services segment as a result of the absence of the homebuyer tax credit in 2011. Management estimates EBITDA for the year ended December 31, 2011 will be approximately $443 million, and EBITDA before restructuring and other items will be approximately $474 million. The decrease in EBITDA of 11% compared to EBITDA for the year ended December 31, 2010, is principally due to a decrease in homesale sides of 1% at RFG and a decrease in average homesale price at NRT of 2%. The estimated net loss attributable to Realogy for the year ended December 31, 2011 will be approximately $438 million. Under the senior secured credit facility, the senior secured leverage ratio of total senior secured net debt to trailing twelve-month Adjusted EBITDA was limited to a maximum of 4.75 to 1.0 at December 31, 2011. Although the Company has not yet certified, and is not yet required to certify, its compliance with the covenants under the senior secured credit facility, based solely upon the preliminary 2011 financial results, and subject to the limitations of the preliminary 2011 financial results described above, management believes the Company will be in compliance with the senior secured leverage ratio covenant at December 31, 2011.

***

The annual year over year trend in our homesale transactions is as follows:

2011 vs. 2010

Number of homesales
Real Estate Franchise Services	(1)%
Company Owned Real Estate Brokerage Services	—%

The annual year over year trend in the average price of homes in our homesale transactions is as follows:

2011 vs. 2010

Average price of homes
Real Estate Franchise Services	—%
Company Owned Real Estate Brokerage Services	(2)%

***

A reconciliation of preliminary net loss to EBITDA and EBITDA before restructuring and other items for the year ended December 31, 2011 is set forth in the following table:

(Unaudited) For the year ended December 31, 2011

Preliminary net loss attributable to Realogy	$(438)
Income tax expense	30

Income before income taxes	(408)
Interest expense (income), net	665
Depreciation and amortization	186

EBITDA	443
Restructuring costs, merger costs and former parent legacy costs (benefit), net(a)	(5)
Loss on the early extinguishment of debt	36

EBITDA before restructuring and other items	474

(a)	Consists of $11 million of restructuring costs and $1 million of merger costs offset by a net benefit of $17 million of former parent legacy items.

Legal proceedings

In 2002, Frank K. Cooper Real Estate #1, Inc. filed a putative class action against Cendant Corporation (“Cendant”) and Cendant’s subsidiary, Century 21 Real Estate Corporation (“Century 21”). The complaint alleges breach of certain provisions of the Real Estate Franchise Agreement entered into between Century 21 and the plaintiffs, breach of the implied duty of good faith and fair dealing, violation of the New Jersey Consumer Fraud Act and breach of certain express and implied fiduciary duties. The complaint alleges, among other things, that Cendant diverted money and resources from Century 21 franchisees and allotted them to NRT owned brokerages and otherwise improperly charged expenses to advertising funds. The New Jersey Consumer Fraud Act, if applicable, provides for treble damages, attorney’s fees and costs as remedies for violation of the Act. On August 17, 2010, the court granted plaintiffs’ renewed motion to certify a class. The certified class includes Century 21 franchisees at any time between August 1, 1995 and April 17, 2002 whose franchise agreements contain New Jersey choice of law and venue provisions and who have not executed releases releasing the claim (unless the release was a provision of a franchise renewal agreement). A case management order entered on November 29, 2010 established, among other things, a trial date of April 16, 2012. All expert reports have been produced and expert depositions have commenced.

Realogy currently is engaged in significant mediated settlement discussions to avoid further litigation expense. The structure of the proposal under discussion involves both monetary and non-monetary consideration and would involve contributions from insurance carriers. Realogy has reserved funding that would be required beyond carrier contributions and that amount is reflected in preliminary full year 2011 financial results set forth above. If a memorandum of understanding is reached in discussions this week, we expect the court to stay further proceedings during the approval process. There can be no assurance, however, that these settlement discussions will reach a successful conclusion or that such a settlement, if reached, would receive all necessary approvals.

This class action involves substantial, complex litigation. Class action litigation is inherently unpredictable and subject to significant uncertainties. The resolution of this litigation could result in substantial losses and there can be no assurance that such resolution will not have a material adverse effect on our results of operations, financial condition or liquidity.

Securitization obligations

On December 14, 2011, we entered into agreements to amend and extend our existing Apple Ridge Funding LLC securitization program, which was due to expire in April 2012. The maturity date has been extended until December 2013. The maximum borrowing capacity remained at $400 million.

In 2010, we, through a special purpose entity, Cartus Financing Limited, entered into agreements providing for a £35 million revolving loan facility which expires in August 2015 and a £5 million working capital facility which expires in August 2012. These Cartus Financing Limited facilities are secured by relocation assets of a U.K. government contract in a special purpose entity and are therefore classified as permitted securitization financings as defined in our senior secured credit facility and the indentures governing the Unsecured Notes and the Existing First and a Half Lien Notes.

The Apple Ridge entities and Cartus Financing Limited entity are consolidated special purpose entities that are utilized to securitize relocation receivables and related assets. These assets are generated from advancing funds on behalf of clients of our relocation business in order to facilitate the relocation of their employees. Assets of these special purpose entities are not available to pay our general obligations. Under the Apple Ridge program, provided no termination or amortization event has occurred, any new receivables generated under the designated relocation management agreements are sold into the securitization program and as new eligible relocation management agreements are entered into, the new agreements are designated to the program. The Apple Ridge program has restrictive covenants and trigger events, including performance triggers linked to the age and quality of the underlying assets, foreign obligor limits, multicurrency limits, financial reporting requirements, restrictions on mergers and change of control, triggers based on breaches of the senior secured leverage ratio under our senior secured credit facility if uncured, and cross-defaults to our senior secured credit facility, unsecured and secured notes or other material indebtedness. The occurrence of a trigger event under the Apple Ridge securitization facility could restrict our ability to access new or existing funding under this facility or result in termination of the facility, either of which would adversely affect the operation of our relocation business.

Certain of the funds that we receive from relocation receivables and related assets must be utilized to repay securitization obligations. These obligations were collateralized by $432 million and $393 million of underlying relocation receivables and other related relocation assets at September 30, 2011 and December 31, 2010, respectively. Substantially all relocation related assets are realized in less than twelve months from the transaction date. Accordingly, all of the our securitization obligations are classified as current in the consolidated balance sheets in our SEC filings.

Interest incurred in connection with borrowings under these facilities amounted to $4 million for the nine months ended September 30, 2011. This interest is recorded within net revenues in the condensed consolidated statements of operations in our SEC filings as related borrowings are utilized to fund our relocation business where interest is generally earned on such assets. These securitization obligations represent floating rate debt for which the average weighted interest rate was 1.9% for the nine months ended September 30, 2011.

* * * *

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2011 on an historical basis and on an as adjusted basis, after giving effect to the proposed secured financing and the application of the proceeds (without giving effect to initial purchasers’ commissions) (i) to prepay $629 million of the portion of our Term B Loan borrowings under our senior secured credit facility which are due to mature in October 2013, (ii) to repay all of the $133 million in outstanding borrowings under our revolving credit facility which is due to mature in April 2016 the (“non-extended revolving credit facility”), and (iii) to repay $156 million of the outstanding borrowings under our revolving credit facility which is due to mature in April 2013 (the “extended revolving credit facility” and, together with the non-extended revolving credit facility, the “revolving credit facility”). The proposed secured financing and the application of the proceeds therefrom in accordance with clauses (ii) and (iii) above will result in the termination of all of the commitments under the non-extended revolving credit facility ($289 million). We anticipate borrowing $25 million under the extended revolving credit facility at closing to repay amounts outstanding under other bank indebtedness, which will have the effect of reducing the amounts of letters of credit outstanding under the extended revolving credit facility by $25 million.

As Adjusted amounts as of September 30, 2011, do not reflect the application of the proceeds from the proposed secured financing to repay a portion of the amounts outstanding under the extended revolving credit facility. In addition, As Adjusted amounts as of September 30, 2011, do not reflect the application of the proceeds from the proposed secured financing to repay all of the amounts incurred under the non-extended revolving credit facility since such date. As of January 24, 2012, we had $133 million of outstanding borrowings under the non-extended revolving credit facility and $167 million of outstanding borrowings under the extended revolving credit facility. Following the consummation of the proposed secured financing and the application of the proceeds thereof, we expect to have $36 million of outstanding borrowings, $88 million of outstanding letters of credit (out of a total available amount of $111 million) and $239 million of available capacity under our revolving credit facility.

You should read this table in conjunction with the consolidated financial statements and the accompanying notes thereto and the condensed consolidated financial statements and accompanying notes thereto in our SEC filings.

	As of September 30, 2011
Capitalization (excluding securitization obligations)	Historical	As Adjusted as of September 30, 2011

	(In millions)
Cash and cash equivalents(1)(10)	$102	$367

Long-term debt (including current portion):
Senior secured credit facility:
Non-extended revolving credit facility(2)	22	—
Extended revolving credit facility(2)(10)	28	28
Non-extended term loan facility(3)	631	—
Extended term loan-facility	1,822	1,822
Proposed first lien secured financing	—	593
Proposed junior secured financing	—	325
Existing First and a Half Lien Notes	700	700
Second Lien Loans	650	650
Other bank indebtedness(4)	133	133
10.50% Senior Notes	64	64
11.50% Senior Notes(5)	489	489
11.00%/11.75% Senior Toggle Notes	52	52
12.00% Senior Notes(6)	129	129
12.375% Senior Subordinated Notes(7)	187	187
13.375% Senior Subordinated Notes	10	10
11.00% Convertible Notes	2,110	2,110

Total long-term debt, including current portion	7,027	7,292

Total stockholder’s equity (deficit)(8)	(1,344)	(1,344)

Total capitalization(9)	$5,683	$5,948

(1)	Readily available cash as of September 30, 2011 was $62 million. Readily available cash includes cash and cash equivalents less statutory cash required for our title business. The As Adjusted cash and cash equivalents balance includes (i) $156 million of cash which will be used to repay outstanding borrowings under our extended revolving credit facility, and (ii) $111 million of cash which will be used to repay additional borrowings under our non-extended revolving credit facility incurred after September 30, 2011 (for a total of $133 million of repayments).

(2)	The available capacity under these facilities was reduced by $50 million and $63 million of outstanding letters of credit on the non-extended and the extended revolving credit facility, respectively, at September 30, 2011. As of January 24, 2012, we had $133 million of outstanding borrowings under the non-extended revolving credit facility (we have $289 million of commitments under the non-extended credit facility, all of which will be terminated upon completion of the proposed secured financing) and $167 million of outstanding borrowings under the extended revolving credit facility (we have $363 million of total commitments under the extended revolving credit facility).

(3)	The historical amount includes $2 million related to the quarterly amortization of the non-extended term loan facility. As of January 24, 2012, we had $629 million of outstanding non-extended term loans under this facility, which will be repaid with the proceeds of the proposed secured financing.

(4)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility, a portion of which are issued under the synthetic letter of credit facility, with $75 million due in July 2012, $8 million due in August 2012 and $50 million due in January 2013.

(5)	Consists of $492 million of the 11.50% Senior Notes due 2017 (the “11.50% Senior Notes”), less a discount of $3 million.

(6)	Consists of $130 million of the 12.00% Senior Notes due 2017 (the “12.00% Senior Notes”), less a discount of $1 million.

(7)	Consists of $190 million of the 12.375% Senior Subordinated Notes due 2015 (the “12.375% Senior Subordinated Notes”), less a discount of $3 million.

(8)	We expect to have a write-off for deferred financing costs in the first quarter of 2012 due to the prepayment of the non-extended revolving credit facility and the non-extended term loan facility.

(9)	Total capitalization excludes our securitization obligations which are collateralized by relocation related assets and appear in our current liabilities.

(10)	Following the consummation of the proposed secured financing and the application of the proceeds therefrom, including the termination of the commitments under our non-extended revolving credit facility and the repayment of $156 million of the outstanding borrowings under our extended revolving credit facility, we expect to have approximately $36 million of outstanding borrowings (which does not include approximately $14 million of commissions in connection with the proposed secured financing) and approximately $239 million of available capacity under the extended revolving credit facility. The entirety of the commitments under the non-extended revolving credit facility ($289 million) will be terminated. In addition, upon consummation of the proposed secured financing, we expect to have a total of $88 million of outstanding letters of credit under our revolving credit facility and approximately $23 million of excess capacity for additional letters of credit under such facility.

Risk Factors

The residential real estate market is cyclical and we are negatively impacted by downturns in this market.

The residential real estate market tends to be cyclical and typically is affected by changes in general economic conditions which are beyond our control. The U.S. residential real estate market has recently shown some signs of stabilizing from a lengthy and deep downturn that began in the second half of 2005. However, we cannot predict when the market and related economic forces will return the U.S. residential real estate industry to a period of sustained growth.

Any of the following could halt or limit a recovery in the housing market and have a material adverse effect on our business by causing a lack of sustained growth or a decline in the number of homesales and/or prices which, in turn, could adversely affect our revenues and profitability:

•	continued high unemployment;

•	a period of slow economic growth or recessionary conditions;

•	weak credit markets;

•	a low level of consumer confidence in the economy and/or the residential real estate market;

•	instability of financial institutions;

•

legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform relating to the Federal National Montage Association (“Fannie Mae”), and the Federal Home Mortgage Corporation (“Freddie Mac”) and other government sponsored entities that provide liquidity to the U.S. housing and mortgage markets;

•

increasing mortgage rates and down payment requirements and/or reduced availability of mortgage financing, including but not limited to the potential impact of various provisions of the Dodd-Frank Act or other legislation or regulation that may be enacted or promulgated to reform the U.S. housing finance market, including restrictions imposed on mortgage originators as well as retention levels required to be maintained by sponsors to securitize mortgages;

•	excessive or insufficient regional home inventory levels;

•

continuing high levels of foreclosure activity including but not limited to the release of homes for sale by financial institutions and the uncertainty surrounding the appropriateness of mortgage servicers’ foreclosure processes;

•	adverse changes in local or regional economic conditions;

•	the inability or unwillingness of homeowners to enter into homesale transactions due to negative equity in their existing homes;

•	a decrease in the affordability of homes;

•	our geographic and high-end market concentration relating in particular to our company-owned brokerage operations;

•	local, state and federal government regulation that burden residential real estate transactions or ownership;

•	shifts in populations away from the markets that we or our franchisees serve;

•

individual tax law changes, including potential limits on, or elimination of, the deductibility of certain mortgage interest expense, the application of the alternative minimum tax, real property taxes and employee relocation expenses;

•	decreasing home ownership rates, declining demand for real estate and changing social attitudes toward home ownership;

•	commission pressure from brokers who discount their commissions; and/or

•	acts of God, such as hurricanes, earthquakes and other natural disasters that disrupt local or regional real estate markets.

Recently, banks and other lenders have come under investigations for alleged improper support for foreclosure actions. As a result, the foreclosure process in many areas has slowed and may face ongoing disruption. These foreclosure developments could reduce the level of homesales and could, once these homes reemerge on the market, add additional downward pressure on the price of existing homesales. A potential settlement of related litigation in 2012 could ease the disruption to foreclosures.

Our success is largely dependent on the efforts and abilities of the independent sales associates retained by company owned brokerage offices and by our franchisees. The ability of our company owned brokerage offices and our franchisees to retain independent sales associates is generally subject to numerous factors, including the compensation they receive and their perception of brand value. Given our high degree of leverage and negative perceptions in the media relating to our financial condition, neither our company owned brokerage offices or our independent franchisees may be successful in attracting or maintaining independent sales associates. If we or our franchisees fail to attract and retain independent sales associates, our business may be materially adversely affected.

A prolonged decline or lack of sustained growth in the number of homesales and/or prices would adversely affect our revenues and profitability.

Based upon data published by the National Association of Realtors (“NAR”), from 2005 to 2011, annual U.S. existing homesale units declined by 40% and the median homesale price declined by 25%. Our revenues for the year ended December 31, 2010 compared to the year ended December 31, 2007, on a pro forma combined basis, decreased approximately 32%. A further decline or lack of sustained growth in existing homesales, a continued decline in home prices or a decline in commission rates charged by brokers would further adversely affect our results of operations by reducing the royalties we receive from our franchisees and company owned brokerages, reducing the commissions our company owned brokerage operations earn, reducing the demand for our title and settlement services and reducing the referral fees earned by our relocation services business. For example, for 2010, a 100 basis point (or 1%) decline in either our homesale sides or the average selling price of closed homesale transactions, with all else being equal, would have decreased EBITDA by $2 million for our Real Estate Franchise Services segment and $9 million for our Company Owned Real Estate Brokerage Services segment.

Our company owned brokerage operations are subject to geographic and high-end real estate market risks, which could continue to adversely affect our revenues and profitability.

Our subsidiary, NRT LLC (“NRT”), owns real estate brokerage offices located in and around large metropolitan areas in the U.S. Local and regional economic conditions in these locations could differ materially from prevailing conditions in other parts of the country. NRT has more offices and realizes more of its revenues in California, Florida and the New York metropolitan area than any other regions in the country. For the year ended December 31, 2010, NRT realized approximately 63% of its revenues from California (27%), the New York metropolitan area (26%) and Florida (10%). For the nine months ended September 30, 2011, NRT realized approximately 64% of its revenues from California (27%), the New York metropolitan area (26%) and Florida (11%). A further downturn in residential real estate demand or economic conditions in these regions could result in a further decline in NRT’s total gross commission income and profitability and have a material adverse effect on us. In addition, given the significant geographic overlap of our title and settlement services business with our company owned brokerage offices, such regional declines affecting our company owned brokerage operations could have an adverse effect on our title and settlement services business as well. A further downturn in residential real estate demand or economic conditions in these states could continue to result in a decline in our overall revenues and have a material adverse effect on us.

NRT has a significant concentration of transactions at the higher end of the U.S. real estate market. A shift in NRT’s mix of property transactions from the high range to lower and middle range homes would adversely affect the average price of NRT’s closed homesales.

Loss or attrition among our senior management or other key employees could adversely affect our financial performance.

Our success is largely dependent on the efforts and abilities of our senior management and other key employees. Our ability to retain our employees is generally subject to numerous factors, including the compensation and benefits we pay, the mix between the fixed and variable compensation we pay our employees and prevailing compensation rates. Given the lengthy and prolonged downturn in the real estate market and the cost-cutting measures we implemented during the downturn, certain of our employees have received, and may in the near term continue to receive, less incentive compensation. As such, we may suffer significant attrition among our current key employees. If we were to lose key employees and not promptly fill their positions with comparably qualified individuals, our business may be materially adversely affected.

Tightened mortgage underwriting standards could continue to reduce homebuyers’ ability to access the credit market on reasonable terms.

During the past several years, many lenders have significantly tightened their underwriting standards, and many subprime and other alternative mortgage products are no longer being made available in the marketplace. If these trends continue and mortgage loans continue to be difficult to obtain, including in the jumbo mortgage markets important to our higher value and luxury brands, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes will be adversely affected, which will adversely affect our operating results.

Adverse developments in general business, economic and political conditions could have a material adverse effect on our financial condition and our results of operations.

Our business and operations and those of our franchisees are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets, consumer confidence and the general condition of the U.S. and world economy.

Dramatic declines in the housing market during the past five years, with falling home prices and increasing foreclosures, including disruptions and delays occasioned by recent investigations into alleged improper foreclosure processes, and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These actions, which initially impacted mortgage-backed securities, spread to credit default swaps and other derivative securities and caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors reduced, and in some cases, ceased to provide funding to borrowers, including other financial institutions. Lack of available credit or lack of confidence in the financial sector could materially and adversely affect our business, financial condition and results of operations.

A host of factors beyond our control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism. Adverse developments in these general business and economic conditions could have a material adverse effect on our financial condition and our results of operations.

Recent U.S. governmental actions to assist in the stabilization and/or recovery of the residential real estate market may not be successful; reform of Freddie Mac and Fannie Mae could have a material impact on our operations.

The U.S. government implemented certain actions during the past several years to assist in a stabilization and/or a recovery of the residential real estate market. These measures have included: (1) the placement of Fannie Mae and Freddie Mac in conservatorship in September 2008 and the funding of over $130 billion to these entities to backstop shortfalls in their capital requirements; (2) the establishment, and subsequent expansion and extension, of a federal homebuyer tax credit for qualified buyers (that, as extended, required signed contracts on or before April 30, 2010); (3) as part of a broader plan to bring stability to credit markets and stimulate the housing market, the purchase of mortgage-backed securities by the Federal Reserve Board in an attempt to maintain low mortgage rates (the first phase of which ended on March 31, 2010); (4) the continuation of the 2008 higher loan limits for FHA, Freddie Mac and Fannie Mae loans, most recently extended through 2013; (5) the availability of low-cost refinancing through Fannie Mae and Freddie Mac to certain homeowners negatively impacted by falling home prices, as well as encouraging lenders to modify loan terms with borrowers at risk of foreclosure or already in foreclosure and (6) ongoing attempts to cause Freddie Mac, Fannie Mae and various banks implicated in foreclosure investigations to modify loans, including by the reduction of principal, when the home value has fallen below the amount of the loan. There can be no assurance that these actions or any other governmental action will continue to stabilize the housing market or that any recovery in this market will be sustained as these programs either wind down or expire by their terms.

Moreover, Congress has held hearings on the future of Freddie Mac and Fannie Mae and other government sponsored entities or GSEs with a view towards further legislative reform. Legislation, if enacted, which curtails Freddie Mac and/or Fannie Mae’s activities and/or results in the wind down of these entities could increase mortgage costs and could result in more stringent underwriting guidelines imposed by lenders, either of which could materially adverse affect the housing market in general and our operations in particular. Given the current uncertainty with respect to the extent, if any, of such reform, it is difficult to predict either the long-term or short-term impact of government action that may be taken.

The Dodd-Frank Act and other financial reform legislation may, among other things, result in new rules and regulations that may adversely affect the housing industry.

On July 21, 2010, the Dodd-Frank Act was signed into law for the express purpose of regulating the financial services industry and also establishes an independent federal bureau of consumer financial protection to enforce laws involving consumer financial products and services, including mortgage finance. The bureau is empowered with examination and enforcement authority. The Dodd-Frank Act also establishes new standards and practices for mortgage originators, including determining a prospective borrower’s ability to repay their mortgage, removing incentives for higher cost mortgages, prohibiting prepayment penalties for non-qualified mortgages, prohibiting mandatory arbitration clauses, requiring additional disclosures to potential borrowers and restricting the fees that mortgage originators may collect. While we are continuing to evaluate all aspects of the Dodd-Frank Act, such legislation and regulations promulgated pursuant to such legislation as well as other legislation that may be enacted to reform the U.S. housing finance market could materially and adversely affect the mortgage and housing industries, result in heightened federal regulation and oversight of the mortgage and housing industries, increase down payment requirements, increase mortgage costs, curtail affiliated business transactions and result in increased costs and potential litigation for housing market participants.

Certain provisions of the Dodd-Frank Act may impact the operation and practices of Fannie Mae and Freddie Mac and require sponsors of securitizations, such as GSEs, to retain a portion of the economic interest in the credit risk associated with the assets securitized by them. Substantial reduction in, or the elimination of, GSE demand for mortgage loans could have a material adverse effect on the mortgage industry and the housing industry in general and these provisions may reduce the availability of mortgages to certain individuals.

Monetary policies of the federal government and its agencies may have a material impact on our operations.

Our business is significantly affected by the monetary policies of the federal government and its agencies. We are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the U.S. The Federal Reserve Board’s policies affect the real estate market through their effect on interest rates as well as the pricing on our interest-earning assets and the cost of our interest-bearing liabilities.

We are affected by any rising interest rate environment. Changes in the Federal Reserve Board’s policies, the interest rate environment and mortgage market are beyond our control, are difficult to predict and could have a material adverse effect on our business, results of operations and financial condition. Additionally, the possibility of the elimination of the mortgage interest deduction could have an adverse effect on the housing market by reducing incentives for buying or refinancing homes and negatively affecting property values.

Competition in the residential real estate and relocation business is intense and may adversely affect our financial performance.

Competition in the residential real estate services business is intense. As a real estate brokerage franchisor, our products are our brand names and the support services we provide to our franchisees. Upon the expiration of a franchise agreement, a franchisee may choose to franchise with one of our competitors or operate as an independent broker. Competitors may offer franchisees whose franchise agreements are expiring similar products and services at rates that are lower than we charge. Our largest national competitors in this industry include Brookfield Residential Property Services, an affiliate of Brookfield Asset Management, Inc. (“Brookfield”), which in December 2011 acquired Prudential Real Estate and Relocation Services and also operates the brands, Real Living in the U.S. and Royal LePage in Canada; RE/MAX International, Inc.; and Keller Williams Realty, Inc. Some of these companies may have greater financial resources than we do, including greater marketing and technology budgets, and may be less leveraged. Regional and local franchisors provide additional competitive pressure in certain areas. To remain competitive in the sale of franchises and to retain our existing franchisees, we may have to reduce the fees we charge our franchisees to be competitive with those charged by competitors, which may accelerate if market conditions further deteriorate.

Our company owned brokerage business, like that of our franchisees, is generally in intense competition. We compete with other national independent real estate organizations, including Home Services of America, franchisees of our brands and of other national real estate franchisors, franchisees of local and regional real estate franchisors, regional independent real estate organizations, discount brokerages, and smaller niche companies competing in local areas. Competition is particularly severe in the densely populated metropolitan areas in which we operate. In addition, the real estate brokerage industry has minimal barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as Internet-based brokerage or brokers who discount their commissions. Discount brokers have had varying degrees of success and while they have been negatively impacted by the prolonged downturn in the residential housing market, they may increase their market share in the future. Listing aggregators and other web-based real estate service providers may also begin to compete for part of the service revenue through referral or other fees. Real estate brokers compete for sales and marketing business primarily on the basis of services offered, reputation, personal contacts and brokerage commission. As with our real estate franchise business, a decrease in the average brokerage commission rate may adversely affect our revenues. We also compete for the services of qualified licensed independent sales associates. Some of the firms competing for sales associates use a different model of compensating agents, in which agents are compensated for the revenue generated by other agents that they recruit to those firms. This business model may be appealing to certain agents and hinder our ability to attract and retain those agents. Competition for sales associates could reduce the commission amounts retained by our company after giving effect to the split with independent sales associates and possibly increase the amounts that we spend on marketing. Our average homesale commission rate per side in our Company Owned Real Estate Services segment has declined from 2.62% in 2002 to 2.48% in 2010.

In our relocation services business, we compete primarily with global and regional outsourced relocation service providers. The larger outsourced relocation service providers that we compete with include: Brookfield Global Relocation Services, an affiliate of Brookfield (including the recently acquired operations of Prudential Real Estate and Relocation Services), SIRVA, Inc., and Weichert Relocation Resources, Inc.

The title and settlement services business is highly competitive and fragmented. The number and size of competing companies vary in the different areas in which we conduct business. We compete with other title insurers, title agents and vendor management companies. The title and settlement services business competes with a large, fragmented group of smaller underwriters and agencies as well as national competitors.

Several of our businesses are highly regulated and any failure to comply with such regulations or any changes in such regulations could adversely affect our business.

Several of our businesses are highly regulated. The sale of franchises is regulated by various state laws as well as by the Federal Trade Commission (the “FTC”). The FTC requires that franchisors make extensive disclosure to prospective franchisees but does not require registration. A number of states require registration or disclosure in connection with franchise offers and sales. In addition, several states have “franchise relationship laws” or “business opportunity laws” that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements. While we believe that our franchising operations are in compliance with such existing regulations, we cannot predict the effect any existing or future legislation or regulation may have on our business operation or financial condition.

Our real estate brokerage business must comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we do business. These laws and regulations contain general standards for and prohibitions on the conduct of real estate brokers and sales associates, including those relating to licensing of brokers and sales associates, fiduciary and agency duties, administration of trust funds, collection of commissions, advertising and consumer disclosures. Under state law, our real estate brokers have the duty to supervise and are responsible for the conduct of their brokerage business.

Several of the litigation matters we are involved with allege claims based upon breaches of fiduciary duties by our licensed brokers, violations of state laws relating to business practices or consumer disclosures and with respect to compliance with wage and hour regulations. We cannot predict with certainty the cost of defense or the ultimate outcome of these or other litigation matters filed by or against us, including remedies or awards, and adverse results in any such litigation may harm our business and financial condition.

Our company owned real estate brokerage business, our relocation business, our title and settlement service business and the businesses of our franchisees (excluding commercial brokerage transactions) must comply with the Real Estate Settlement Procedures Act (“RESPA”). RESPA and comparable state statutes, among other things, restrict payments which real estate brokers, agents and other settlement service providers may receive for the referral of business to other settlement service providers in connection with the closing of real estate transactions. Such laws may to some extent restrict preferred vendor arrangements involving our franchisees and our company owned brokerage business. RESPA and similar state laws also require timely disclosure of certain relationships or financial interests that a broker has with providers of real estate settlement services. Pursuant to the Dodd-Frank Act, administration of RESPA has been moved from the Department of Housing and Urban Development (“HUD”) to the new Consumer Financial Protection Bureau and it is possible that the practice of HUD taking very expansive broad readings of RESPA will continue or accelerate at the CFPB creating increased regulatory risk.

Our title insurance business also is subject to regulation by insurance and other regulatory authorities in each state in which we provide title insurance. State regulations may impede or impose burdensome conditions on our ability to take actions that we may want to take to enhance our operating results.

There is a risk that we could be adversely affected by current laws, regulations or interpretations or that more restrictive laws, regulations or interpretations will be adopted in the future that could make compliance more difficult or expensive. There is also a risk that a change in current laws could adversely affect our business. For example, the “Bush tax cuts,” which have reduced ordinary income and capital gains rates on federal taxes, were recently extended until the end of 2012, after which these tax cuts are due to expire. There can be no assurance that these tax cuts will be extended or if extended, the extension may apply only to a portion of the tax cuts and/or the extension could be limited in duration. Other potential federal tax legislation includes the elimination or narrowing of mortgage tax deductions. Higher federal income tax rates or further limits on mortgage tax deductions could negatively impact the purchase and sale of residential homes. We cannot assure you that future legislative or regulatory changes will not adversely affect our business operations.

In addition, regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our financial condition or our practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. Our failure to comply with any of these requirements or interpretations could limit our ability to renew current franchisees or sign new franchisees or otherwise have a material adverse effect on our operations.

We are also, to a lesser extent, subject to various other rules and regulations such as:

•	the Gramm-Leach-Bliley Act which governs the disclosure and safeguarding of consumer financial information;

•	various state and federal privacy laws;

•	the USA PATRIOT Act;

•	restrictions on transactions with persons on the Specially Designated Nationals and Blocked Persons list promulgated by the Office of Foreign Assets Control of the Department of the Treasury;

•	federal and state “Do Not Call,” “Do Not Fax,” and “Do Not E-Mail” laws;

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“controlled business” statutes, which impose limitations on affiliations between providers of title and settlement services, on the one hand, and real estate brokers, mortgage lenders and other real estate providers, on the other hand, or similar laws or regulations that would limit or restrict transactions among affiliates in a manner that would limit or restrict collaboration among our businesses;

•	the Affiliated Marketing Rule, which prohibits or restricts the sharing of certain consumer credit information among affiliated companies without notice and/or consent of the consumer;

•	the Fair Housing Act;

•	laws and regulations, including the Foreign Corrupt Practices Act and U.K. Bribery Act, that can impose significant sanctions on improper payments;

•	laws and regulations in jurisdictions outside the United States in which we do business;

•	state and federal employment laws and regulations, including any changes that would require classification of independent contractors to employee status, and wage and hour regulations; and

•	increases in state, local or federal taxes that could diminish profitability or liquidity.

Our failure to comply with any of the foregoing laws and regulations may subject us to fines, penalties, injunctions and/or potential criminal violations. Any changes to these laws or regulations or any new laws or regulations may make it more difficult for us to operate our business and may have a material adverse effect on our operations.

Seasonal fluctuations in the residential real estate brokerage and relocation businesses could adversely affect our business.

The residential real estate brokerage business is subject to seasonal fluctuations. Historically, real estate brokerage revenues and relocation revenues have been strongest in the second and third quarters of the calendar year. For example, interest payments of approximately $215 million are due on our Unsecured Notes and Second Lien Loans in October and April of each year. Accordingly, one of our significant interest payments falls in, or immediately following, the period of our lowest cash flow generation. Because of this asymmetry and the size of our cash interest obligations, if unfavorable conditions in the real estate market and general macroeconomic conditions do not significantly improve, we would be required to seek additional sources of working capital for our future liquidity needs, including obtaining additional financing and deferring or reducing spending. There can be no assurance that we would be able to defer or reduce expenses or that any such actions would not materially and adversely impact our business and results of operations, or that we could obtain additional financing on acceptable terms or at all.

Changes in accounting standards, subjective assumptions and estimates used by management related to complex accounting matters could have an adverse effect on results of operations.

Generally accepted accounting principles in the United States and related accounting pronouncements, implementation guidance and interpretations with regard to a wide range of matters, such as stock-based compensation, asset impairments, valuation reserves, income taxes and fair value accounting, are highly complex and involve many subjective assumptions, estimates and judgments made by management. Changes in these rules or their interpretations or changes in underlying assumptions, estimates or judgments made by management could significantly change our reported results.

We may not have the ability to complete future acquisitions; we may not be successful in developing the Better Homes and Gardens Real Estate brand.

We have pursued an active acquisition strategy as a means of strengthening our businesses and have sought to integrate acquisitions into our operations to achieve economies of scale. Our company owned brokerage business has completed over 350 acquisitions since its formation in 1997 and, in 2004, we acquired the Sotheby’s International Realty® residential brokerage business and entered into an exclusive license agreement for the rights to the Sotheby’s International Realty® trademarks with which we are in the process of building the Sotheby’s International Realty® franchise system. In January 2006, we acquired our title insurance underwriter and certain title agencies. As a result of these and other acquisitions, we have derived a substantial portion of our growth in revenues and net income from acquired businesses. The success of our future acquisition strategy will continue to depend upon our ability to fund such acquisitions given our total outstanding indebtedness, find suitable acquisition candidates on favorable terms and to finance and complete these transactions.

In October 2007, we entered into a long-term agreement to license the Better Homes and Gardens® Real Estate brand from Meredith. We seek to build a new international residential real estate franchise company using the Better Homes and Gardens® Real Estate brand name. The licensing agreement between us and Meredith became operational on July 1, 2008 and is for a 50-year term, with a renewal term for another 50 years at our option. We may not be able to successfully develop the brand in a timely manner given the housing downturn and limitations in developing the brand in certain countries, or at all. Our inability to complete acquisitions or to successfully develop the Better Homes and Gardens® Real Estate brand would have a material adverse effect on our growth strategy.

We may not realize anticipated benefits from future acquisitions.

Integrating acquired companies involves complex operational and personnel-related challenges. Future acquisitions may present similar challenges and difficulties, including:

•	the possible defection of a significant number of employees and independent sales associates;

•	increased amortization of intangibles;

•	the disruption of our respective ongoing businesses;

•	possible inconsistencies in standards, controls, procedures and policies;

•	failure to maintain important business relationships and contracts;

•	unanticipated costs of terminating or relocating facilities and operations;

•	unanticipated expenses related to integration; and

•	potential unknown liabilities associated with acquired businesses.

A prolonged diversion of management’s attention and any delays or difficulties encountered in connection with the integration of any business that we have acquired or may acquire in the future could prevent us from realizing the anticipated cost savings and revenue growth from our acquisitions.

We may be unable to maintain anticipated cost savings and other benefits from our restructuring activities.

We have achieved cost savings from various restructuring initiatives targeted at reducing costs and enhancing organizational effectiveness while consolidating existing processes and facilities and will continue to identify additional cost savings. We may not be able to achieve or maintain the anticipated cost savings and other benefits from these restructuring initiatives that are described elsewhere herein. If our cost savings or the benefits are less than our estimates or take longer to implement than we project, the savings or other benefits we projected may not be fully realized.

Our financial results are affected by the operating results of franchisees.

Our real estate franchise services segment receives revenue in the form of royalties, which are based on a percentage of gross commission income earned by our franchisees. Accordingly, the financial results of our real estate franchise services segment are dependent upon the operational and financial success of our franchisees. If industry trends or economic conditions remain weak or worsen for franchisees, their financial results may worsen and our royalty revenues may decline. In addition, we may have to increase our bad debt and note reserves. We may also have to terminate franchisees more frequently due to non-reporting and non-payment. Further, if franchisees fail to renew their franchise agreements, or if we decide to restructure franchise agreements in order to induce franchisees to renew these agreements, then our royalty revenues may decrease.

Our franchisees and independent sales associates could take actions that could harm our business.

Our franchisees are independent business operators and the sales associates that work with our company owned brokerage operations are independent contractors, and, as such, neither are our employees, and we do not exercise control over their day-to-day operations. Our franchisees may not successfully operate a real estate brokerage business in a manner consistent with industry standards, or may not hire and train qualified independent sales associates or employees. If our franchisees and independent sales associates were to provide diminished quality of service to customers, our image and reputation may suffer materially and adversely affect our results of operations.

Additionally, franchisees and independent sales associates may engage or be accused of engaging in unlawful or tortious acts such as, for example, violating the anti-discrimination requirements of the Fair Housing Act. Such acts or the accusation of such acts could harm our and our brands’ image, reputation and goodwill.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the franchise agreement. This may lead to disputes with our franchisees and we expect such disputes to occur from time to time in the future as we continue to offer franchises. To the extent we have such disputes, the attention of our management and our franchisees will be diverted, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Clients of our relocation business may terminate their contracts at any time.

Substantially all of our contracts with our relocation clients are terminable at any time at the option of the client. If a client terminates its contract, we will only be compensated for all services performed up to the time of termination and reimbursed for all expenses incurred up to the time of termination. If a significant number of our relocation clients terminate their contracts with us, our results of operations would be materially adversely affected.

Our marketing arrangement with PHH Home Loans may limit our ability to work with other key lenders to grow our business.

Under our Strategic Relationship Agreement relating to PHH Home Loans, LLC (“PHH Home Loans”) we are required to recommend PHH Home Loans as originator of mortgage loans to the independent sales associates, customers and employees of our company owned and operated brokerage offices. This provision may limit our ability to enter into beneficial business relationships with other lenders and mortgage brokers.

We do not control the joint venture PHH Home Loans and PHH as the managing partner of that venture may make decisions that are contrary to our best interests.

Under our Operating Agreement with PHH Corporation (“PHH”) relating to PHH Home Loans, we own a 49.9% equity interest but do not have control of the operations of the joint venture. Rather, our joint venture partner, PHH, is the managing partner of the venture and may make decisions with respect to the operation of the venture, which may be contrary to our best interests and may adversely affect our results of operations. In addition, our joint venture may be materially adversely impacted by changes affecting the mortgage industry, including but not limited to regulatory changes, increases in mortgage interest rates and decreases in operating margins.

In the event of a termination of our joint venture PHH Home Loans, our earnings derived from the business that had been conducted by the joint venture and the related marketing fees that we earned from PHH could be materially adversely affected.

Either party has the right to terminate the joint venture upon the occurrence of certain events, such as a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Operating Agreement, Strategic Relationship Agreement or certain other related agreements that is not cured following any applicable notice or cure period, or the insolvency of the other party. In addition, we may terminate the joint venture at our election at any time after January 31, 2015 by providing two years’ prior notice to PHH, and PHH may terminate the venture at its election effective January 31, 2030 by notice delivered no earlier than three years but not later than two years before such date. Upon any termination of the

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joint venture by us, we may require that PHH purchases our interest or sells its interest to a buyer designated by us. Upon any termination of the joint venture by PHH, PHH will be entitled to purchase our interest. In each case, the purchase price would be the fair market value of the interest sold.

If the joint venture is terminated, we may not be able to replace PHH with a new joint venture partner on terms comparable to us as those contained in the existing agreements governing the joint venture and, even if successful in finding a replacement partner, may incur expenses or loss of mortgage- related earnings during any such transition. We may also decide not to continue to engage in the loan origination business conducted by the joint venture. In the event of a termination of the joint venture, our earnings derived from the business that had been conducted by the joint venture and the related marketing fees that we earned from PHH could be materially adversely affected.

We may experience significant claims relating to our operations and losses resulting from fraud, defalcation or misconduct.

We issue title insurance policies which provide coverage for real property to mortgage lenders and buyers of real property. When acting as a title agent issuing a policy on behalf of an underwriter, our insurance risk is typically limited to the first $5,000 of claims on any one policy, though our insurance risk is not limited if we are negligent. The title underwriter which we acquired in January 2006 typically underwrites title insurance policies of up to $1.5 million. For policies in excess of $1.5 million, we typically obtain a reinsurance policy from a national underwriter to reinsure the excess amount. To date, our title underwriter has experienced claims losses that are significantly below the industry average; our claims experience could increase in the future, which could negatively impact the profitability of that business. We may also be subject to legal claims arising from the handling of escrow transactions and closings. Our subsidiary, NRT, carries errors and omissions insurance for errors made during the real estate settlement process of $15 million in the aggregate, subject to a deductible of $1 million per occurrence. In addition, we carry an additional errors and omissions insurance policy for Realogy and its subsidiaries for errors made for real estate related services up to $35 million in the aggregate, subject to a deductible of $2.5 million per occurrence. This policy also provides excess coverage to NRT creating an aggregate limit of $50 million, subject to the NRT deductible of $1 million per occurrence. The occurrence of a significant title or escrow claim in excess of our insurance coverage in any given period could have a material adverse effect on our financial condition and results of operations during the period.

Fraud, defalcation and misconduct by employees are also risks inherent in our business. We carry insurance covering the loss or theft of funds of up to $30 million annually in the aggregate, subject to a deductible of $1 million per occurrence. To the extent that any loss or theft of funds substantially exceeds our insurance coverage, our business could be materially adversely affected.

In addition, we rely on the collection and use of personally identifiable information from customers to conduct our business. We disclose our information collection and dissemination practices in a published privacy statement on our websites, which we may modify from time to time. We may be subject to legal claims, government action and damage to our reputation if we act or are perceived to be acting inconsistently with the terms of our privacy statement, customer expectations or the law. Further, we may be subject to claims to the extent individual employees or independent contractors breach or fail to adhere to company policies and practices and such actions jeopardize any personally identifiable information. In addition, concern among potential home buyers or sellers about our privacy practices could keep them from using our services or require us to incur significant expense to alter our business practices or educate them about how we use personally identifiable information.

We could be subject to significant losses if banks do not honor our escrow and trust deposits.

Our company owned brokerage business and our title and settlement services business act as escrow agents for numerous customers. As an escrow agent, we receive money from customers to hold until certain conditions are satisfied. Upon the satisfaction of those conditions, we release the money to the appropriate party. We deposit this money with various banks and while these deposits are not assets of the Company (and therefore excluded from our consolidated balance sheet), we remain contingently liable for the disposition of these deposits. The banks may hold a significant amount of these deposits in excess of the federal deposit insurance limit. If any of our depository banks were to become unable to honor our deposits, customers could seek to hold us responsible for these deposits and, if the customers prevailed in their claims, we could be subject to significant losses. These escrow and trust deposits totaled $321 million at September 30, 2011.

Title insurance regulations limit the ability of our insurance underwriter to pay cash dividends to us.

Our title insurance underwriter is subject to regulations that limit its ability to pay dividends or make loans or advances to us, principally to protect policy holders. Generally, these regulations limit the total amount of dividends and distributions to a certain percentage of the insurance subsidiary’s surplus, or 100% of statutory operating income for the previous calendar year. These restrictions could limit our ability to receive dividends from our insurance underwriter, make acquisitions or otherwise grow our business.

We may be unable to continue to securitize certain of our relocation assets, which may adversely impact our liquidity.

At September 30, 2011, $332 million of securitization obligations were outstanding through special purpose entities monetizing certain assets of our relocation services business under two lending facilities. We have provided a performance guaranty which guarantees the obligations of our Cartus subsidiary and its subsidiaries, as originator and servicer under the Apple Ridge securitization program. The securitization markets have experienced significant disruptions which may have the effect of increasing our cost of funding or reducing our access to these markets in the future. If we are unable to continue to securitize these assets, we may be required to find additional sources of funding which may be on less favorable terms or may not be available at all.

The occurrence of any trigger events under our Apple Ridge securitization facility could cause us to lose funding under that facility and therefore restrict our ability to fund the operation of our U.S. relocation business.

The Apple Ridge securitization facility, which we use to advance funds on behalf of certain U.S. clients of our relocation business in order to facilitate the relocation of their employees, contains terms which if triggered may result in a termination or limitation of new or existing funding under the facility and/or may result in a requirement that all collections on the assets be used to pay down the amounts outstanding under such facility. The triggering events include but are not limited to: those tied to the age and quality of the underlying assets; a change of control; a breach of our senior secured leverage ratio under our senior secured credit facility if uncured; and the acceleration of indebtedness under our senior secured credit facility, unsecured or secured notes or other material indebtedness. The occurrence of a trigger event under the Apple Ridge securitization facility could restrict our ability to access new or existing funding under this facility or result in termination of the facility, either of which would adversely affect the operation of our relocation business.

We are highly dependent on the availability of the asset-backed securities market to finance the operations of our relocation business, and disruptions in this market or any adverse change or delay in our ability to access the market could have a material adverse effect on our financial position, liquidity or results of operations.

Our Apple Ridge securitization facility, as recently amended in December 2011, matures in December 2013. We could encounter difficulties in renewing this facility and if this source of funding is not available to us for any reason, we could be required to borrow under the revolving credit facility or incur other indebtedness to finance our working capital needs, and there can be no assurance in this regard, or we could require our clients to fund the home purchases themselves, which could have a material adverse effect on our ability to achieve our business and financial objectives.

Our international operations are subject to risks not generally experienced by our U.S. operations.

Our relocation services business operates worldwide, and to a lesser extent, our real estate franchise services segment has international operations. For the year ended December 31, 2010, revenues from these operations were approximately 2.5% of total revenues. Our international operations are subject to risks not generally experienced by our U.S. operations. The risks involved in our international operations that could result in losses against which we are not insured and therefore affect our profitability include:

•	fluctuations in foreign currency exchange rates;

•	exposure to local economic conditions and local laws and regulations, including those relating to our employees;

•	economic and/or credit conditions abroad;

•	potential adverse changes in the political stability of foreign countries or in their diplomatic relations with the U.S.;

•	restrictions on the withdrawal of foreign investment and earnings;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	diminished ability to legally enforce our contractual rights in foreign countries;

•	difficulties in registering, protecting or preserving trade names and trademarks in foreign countries;

•	restrictions on the ability to obtain or retain licenses required for operation;

•	foreign exchange restrictions;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes in foreign taxation structures.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

We cannot predict with certainty the cost of defense, the cost of prosecution, insurance coverage or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation and other proceedings may harm our business and financial condition. Such litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, commercial arrangements, franchising arrangements, actions against our title company alleging it knew or should have known that others were committing mortgage fraud, standard brokerage disputes like the failure to disclose hidden defects in the property such as mold, vicarious liability based upon conduct of individuals or entities outside of our control, including franchisees and independent sales associates, antitrust claims, general fraud claims, and employment law, including claims challenging the classification of our sales associates as independent contractors. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that is subject to third party patents or other third party intellectual property rights. In addition, we may be required to enter into licensing agreements (if available on acceptable terms or at all) and pay royalties.

In 2002, Frank K. Cooper Real Estate #1, Inc. filed a putative class action (the “Cooper Litigation”) against Cendant and Cendant’s subsidiary, Century 21. The complaint alleges breach of certain provisions of the Real Estate Franchise Agreement entered into between Century 21 and the plaintiffs, breach of the implied duty of good faith and fair dealing, violation of the New Jersey Consumer Fraud Act and breach of certain express and implied fiduciary duties. The complaint alleges, among other things, that Cendant diverted money and resources from Century 21 franchisees and allotted them to NRT owned brokerages and otherwise improperly charged expenses to advertising funds. The New Jersey Consumer Fraud Act, if applicable, provides for treble damages, attorney’s fees and costs as remedies for violation of the Act. On August 17, 2010, the court granted plaintiffs’ renewed motion to certify a class. The certified class includes Century 21 franchisees at any time between August 1, 1995 and April 17, 2002 whose franchise agreements contain New Jersey choice of law and venue provisions and who have not executed releases releasing the claim (unless the release was a provision of a franchise renewal agreement). A case management order entered on November 29, 2010 established, among other things, a trial date of April 16, 2012. All expert reports have been produced and expert depositions have commenced.

We also are currently engaged in significant mediated settlement discussions to avoid further litigation expense. The structure of the proposal under discussion involves both monetary and non-monetary consideration and would involve contributions from insurance carriers. We have reserved for funding that would be required beyond carrier contributions and that amount is reflected in our preliminary full year 2011 financial results. If a memorandum of understanding is reached in discussions this week, we expect the court to stay further proceedings during the approval process. There can be no assurance, however, that these settlement discussions will reach a successful conclusion or that such a settlement, if reached, would receive all necessary approvals.

This class action involves substantial, complex litigation. Class action litigation is inherently unpredictable and subject to significant uncertainties. The resolution of this litigation could result in substantial losses and there can be no assurance that such resolution will not have a material adverse effect on our results of operations, financial condition or liquidity.

We are reliant upon information technology to operate our business and maintain our competitiveness, and any disruption or reduction in our information technology capabilities could harm our business.

Our business depends upon the use of sophisticated information technologies and systems, including technology and systems utilized for communications, records of transactions, procurement, call center operations and administrative systems. The operation of these technologies and systems is dependent upon third party technologies, systems and services, for which there are no assurances of continued or uninterrupted availability and support by the applicable third party vendors on commercially reasonable terms. We also cannot assure you that we will be able to continue to effectively operate and maintain our information technologies and systems. In addition, our information technologies and systems are expected to require refinements and enhancements on an ongoing basis, and we expect that advanced new technologies and systems will continue to be introduced. We may not be able to obtain such new technologies and systems, or to replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner. Also, we may not achieve the benefits anticipated or required from any new technology or system, and we may not be able to devote financial resources to new technologies and systems in the future.

In addition, our information technologies and systems are vulnerable to damage or interruption from various causes, including (1) natural disasters, war and acts of terrorism, (2) power losses, computer systems failure, Internet and telecommunications or data network failures, operator error, losses and corruption of data, and similar events and (3) computer viruses, penetration by individuals seeking to disrupt operations or misappropriate information and other physical or electronic breaches of security. We maintain certain disaster recovery capabilities for critical functions in most of our businesses, including certain disaster recovery services from International Business Machines Corporation. However, these capabilities may not successfully prevent a disruption to or material adverse effect on our businesses or operations in the event of a disaster or other business interruption. Any extended interruption in our technologies or systems could significantly curtail our ability to conduct our business and generate revenue. Additionally, our business interruption insurance may be insufficient to compensate us for losses that may occur.

We do not own two of our brands and must manage cooperative relationships with both owners.

The Sotheby’s International Realty® and Better Homes and Gardens® real estate brands are owned by the companies that founded these brands. We are the exclusive party licensed to run brokerage services in residential real estate under those brands, whether through our franchisees or our company owned operations. Our future operations and performance with respect to these brands requires the continued cooperation from the owners of those brands. In particular, Sotheby’s has the right to approve the master franchisors of, and the material terms of our master franchise agreements governing our relationships with, our Sotheby’s franchisees located outside the U.S., which approval cannot be unreasonably withheld or delayed. If Sotheby’s unreasonably withholds or delays its approval for new international master franchisors, our relationship with them could be disrupted. Any significant disruption of the relationships with the owners of these brands could impede our franchising of those brands and have a material adverse effect on our operations and performance.

The weakening or unavailability of our intellectual property rights could adversely impact our business.

Our trademarks, trade names, domain names, trade dress and other intellectual property rights are fundamental to our brands and our franchising business. The steps we take to obtain, maintain and protect our intellectual property rights may not be adequate and, in particular, we may not own all necessary registrations for our intellectual property. Applications we have filed to register our intellectual property may not be approved by the appropriate regulatory authorities. Our intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented or challenged. We may be unable to prevent third parties from using our intellectual property rights without our authorization or independently developing technology that is similar to ours. Also third parties may own rights in similar trademarks. Any unauthorized use of our intellectual property by third parties could reduce any competitive advantage we have developed or otherwise harm our business and brands. If we had to litigate to protect these rights, any proceedings could be costly, and we may not prevail. Our intellectual property rights, including our trademarks, may fail to provide us with significant competitive advantages in the U.S. and in foreign jurisdictions that do not have or do not enforce strong intellectual property rights.

We cannot be certain that our intellectual property does not and will not infringe issued intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in costly litigation. Depending on the success of these proceedings, we may be required to enter into licensing or consent agreements (if available on acceptable terms or at all), or to pay damages or cease using certain service marks or trademarks.

We franchise our brands to franchisees. While we try to ensure that the quality of our brands is maintained by all of our franchisees, we cannot assure that these franchisees will not take actions that hurt the value of our intellectual property or our reputation.

Our license agreement with Sotheby’s for the use of the Sotheby’s International Realty® brand is terminable by Sotheby’s prior to the end of the license term if certain conditions occur, including but not limited to the following: (1) we attempt to assign any of our rights under the license agreement in any manner not permitted under the license agreement, (2) we become bankrupt or insolvent, (3) a court issues a non-appealable, final judgment that we have committed certain breaches of the license agreement and we fail to cure such breaches within 60 days of the issuance of such judgment, or (4) we discontinue the use of all of the trademarks licensed under the license agreement for a period of twelve consecutive months.

Our license agreement with Meredith Corporation (“Meredith”) for the use of the Better Homes and Gardens® real estate brand is terminable by Meredith prior to the end of the license term if certain conditions occur, including but not limited to the following: (i) we attempt to assign any of our rights under the license agreement in any manner not permitted under the license agreement, (ii) we become bankrupt or insolvent, or (iii) a trial court issues a final judgment that we are in material breach of the license agreement or any representation or warranty we made was false or materially misleading when made.

We may incur substantial and unexpected liabilities arising out of our pension plan.

We maintain a defined benefit pension plan which is subject to minimum funding requirements. Although the Company to date has met its minimum funding requirements, the pension plan represents a liability on our balance sheet and will generate substantial cash requirements for us, which may increase beyond our expectations in future years based on changing market conditions. For example, as of the end of the fiscal year ended December 31, 2011, for financial reporting purposes, we estimated that required cash contributions will be between $8 million and $9 million each year for the next five years and approximately $47 million over the succeeding five years. In addition, changes in interest rates, mortality rates, health care costs, early retirement rates, investment returns and the market value of plan assets can affect the funded status of our pension plan and cause volatility in the future funding requirements of the plan.

Our ability to use our NOLs and other tax attributes may be limited if we undergo an “ownership change.”

Our ability to utilize our net operating losses (“NOLs”) and other tax attributes could be limited if we undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). An ownership change is generally defined as a greater than 50 percentage point increase in equity ownership by five-percent shareholders in any three-year period. Although we do not believe that we have undergone an ownership change within the last three years, it is possible that we will undergo an ownership change in the future and, as a result, our use of NOL carryforwards may be limited.

If any party responsible for Cendant contingent and other corporate liabilities were to default in its payment, when due, of any such assumed obligations related to any such contingent and other corporate liability, each non-defaulting party (including Cendant) would be required to pay an equal portion of the amounts in default. Accordingly, Realogy may, under certain circumstances, be obligated to pay amounts in excess of its share of the assumed obligations related to such contingent and other corporate liabilities, including associated costs and expenses.

Adverse outcomes from the unresolved Cendant liabilities for which Realogy has assumed partial liability under the Separation and Distribution Agreement could be material with respect to our earnings or cash flows in any given reporting period.

Certain information

Our title and settlement services business, TRG, continues to grow its underwriter channel. In 2011, TRG completed 93,245 purchase transactions and 62,850 refinancing transactions.

Covenant compliance

Our senior secured credit facility and the indentures governing the 7.875% Senior Secured Notes due 2019 (“Existing First and a Half Lien Notes”), the Extended Maturity Notes and the 12.375% Senior Subordinated Notes contain, and the indentures that will govern the proposed secured financing will contain, various restrictive covenants. As a result of the covenants to which we are subject, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

The financial covenant in our senior secured credit facility requires us to maintain on a quarterly basis a senior secured leverage ratio not to exceed a maximum amount. Specifically, our total senior secured net debt to trailing four quarter EBITDA includes certain adjustments and also is calculated on a pro forma basis for purposes of calculating the senior secured leverage ratio in our senior secured credit facility. We refer to the term “Adjusted EBITDA” to mean EBITDA as so defined for purposes of determining compliance with the senior secured leverage ratio covenant. Total senior secured net debt does not include the Existing First and a Half Lien Notes or other indebtedness that is secured by a lien that is pari passu or junior in priority to the Existing First and a Half Lien Notes, including the $650 million of second lien term loans under the incremental loan feature of the senior secured credit facility (the “Second Lien Loans”), the Unsecured Notes or our securitization obligations, and will not include the proposed junior secured financing. At September 30, 2011, our senior secured leverage ratio was 4.15 to 1.0.

To maintain compliance with the senior secured leverage ratio covenant for the twelve-month periods ending March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012 (or to avoid an event of default thereof), we will need to achieve a certain amount of Adjusted EBITDA and/or reduced levels of total senior secured net debt. The factors that will impact the foregoing include: (a) changes in sales volume and/or the price of existing homesales, (b) our ability to continue to implement cost-savings and business productivity enhancement initiatives, (c) increasing new franchise sales, sales associate recruitment and/or brokerage and other acquisitions, (d) obtaining additional equity financing from our parent company, (e) obtaining additional debt or equity financing from third party sources, including the proposed secured financing, or (f) a combination thereof. Factors (b) through (e) may be insufficient to overcome macroeconomic conditions affecting us.

At September 30, 2011, our senior secured leverage ratio was 4.15 to 1.0. After giving effect to the proposed secured financing and the application of the proceeds therefrom (and excluding the effect of the issuance of the proposed junior secured financing in the calculation of senior secured net debt), our senior secured leverage ratio at September 30, 2011 would have been 3.60 to 1.0. Although there can be no assurance, based upon our financial forecast, we believe that we will continue to be in compliance with the senior secured leverage ratio covenant during the next twelve months. While the housing market has shown signs of stabilization, there remains substantial uncertainty with respect to the timing and scope of a housing recovery and if a housing recovery is delayed or is weak or macroeconomic or other factors do not significantly improve, we may be subject to additional pressure in maintaining compliance with our senior secured leverage ratio covenant. If we fail to maintain the senior secured leverage ratio or otherwise default under our senior secured credit facility and if we fail to obtain a waiver from our lenders, then our financial condition, results of operations and business would be materially adversely affected.

Our financial forecast of Adjusted EBITDA considers numerous factors including open homesale contract trends, industry forecasts and macroeconomic factors, local market dynamics and concentrations in the markets in which we operate. Our twelve month forecast is updated monthly to consider our actual results and incorporates current homesale contract activity, updated industry forecasts and macroeconomic factors and changes in local market dynamics as well as additional cost savings and business optimization initiatives underway or to be implemented by management. As such initiatives are implemented, management, as permitted by the existing agreement, will pro forma the effect of such measures and add back the savings or enhanced revenue from those initiatives as if they had been implemented at the beginning of the trailing twelve-month period.

Liquidity and capital resources

Our liquidity position has been and is expected to continue to be negatively affected by the ongoing unfavorable conditions in the real estate market resulting in negative operating cash flows, the substantial interest expense on our debt obligations and potential adverse changes in interest rates. Our liquidity position would also be adversely impacted by our inability to access our relocation securitization programs and could be adversely impacted by our inability to access the capital markets. In addition, our short-term liquidity position from time to time has been and may continue to be negatively affected by seasonal fluctuations in the residential real estate brokerage business.

As of January 24, 2012, we had $300 million in outstanding borrowings under our revolving credit facility, including $133 million under our non-extended revolving credit facility (prior to the proposed secured financing, we have $289 million of commitments under the non-extended revolving credit facility) and $167 million under our extended revolving credit facility (prior to the proposed secured financing we have and after the proposed secured financing we will have $363 million of commitments under the extended revolving credit facility). In addition, as of January 24, 2012, we had $50 million and $63 million in outstanding letters of credit under our non-extended revolving credit facility and our extended revolving credit facility, respectively, which reduces availability under the revolving credit facility. We intend to use the proceeds of the proposed secured financing to (i) prepay $629 million of the non-extended term loans under our senior secured credit facility which are due to mature in October 2013, (ii) repay all of the $133 million in outstanding borrowings under our non-extended revolving credit facility which is due to mature in April 2013 and (iii) repay $156 million of outstanding borrowings under our extended revolving credit facility. The application of the proceeds of the proposed secured financing in accordance with clauses (ii) and (iii) of the preceding sentence will result in the termination of all of the commitments under the non-extended revolving credit facility ($289 million) (which includes termination of the commitments under our letter of credit sub-facility in respect of the non-extended revolving credit facility).

Following the consummation of the proposed secured financing and the application of the proceeds therefrom, we expect to have approximately $36 million of borrowings outstanding under our extended revolving credit facility, which will include $25 million in borrowings we expect to incur to repay amounts outstanding under other bank indebtedness, which will have the effect of reducing our outstanding letters of credit under our revolving credit facility by $25 million. The proposed secured financing and the application of a portion of the proceeds therefrom to repay all of the $133 million in outstanding borrowings under the non-extended revolving credit facility will result in the termination of all of the commitments under the non-extended revolving credit facility ($289 million). Following such repayment and the termination of our non-extended revolving commitments, we expect to have a total of $88 million of outstanding letters of credit under the revolving credit facility out of a total available amount of $111 million under such facility. As a result, we expect to have $239 million of available capacity under our revolving credit facility following the consummation of the proposed secured financing.

Our primary liquidity needs will be to service our debt and finance our working capital and capital expenditures, which we have historically satisfied with cash flows from operations and funds available under our revolving credit facilities and securitization facilities. After giving effect to the proposed secured financing the application of proceeds therefrom, we estimate that our annual cash interest will increase on a pro forma annualized basis by approximately $47 million from approximately $620 million to $667 million based on our debt balances as of January 24, 2012 and assuming LIBOR rates as of December 31, 2011. We also expect to invest approximately $55 million in capital expenditures in 2012. In addition, in April 2012 we intend to redeem $11 million of Senior Toggle Notes to avoid certain interest deduction limitations. Primarily as a consequence of our cash interest obligations, we expect to experience negative cash flows in 2012 given our operating environment. However, if conditions in the real estate market do not deteriorate further, given our availability under our extended revolving credit facility, we believe we will be able to meet our cash flow needs through December 31, 2012.

Historically, operating results and revenues for all of our businesses have been strongest in the second and third quarters of the calendar year. A significant portion of the expenses we incur in our real estate brokerage operations are related to marketing activities and commissions and are, therefore, variable. However, many of our expenses, such as interest payments, facilities costs and certain personnel-related costs, are fixed and cannot be reduced during a seasonal slowdown. For example, interest payments of approximately $215 million are due on our Unsecured Notes and Second Lien Loans in October and April of each year. Accordingly, one of our significant interest payments falls in, or immediately following, the period of our lowest cash flow generation. Because of this asymmetry and the size of our cash interest obligations, if unfavorable conditions in the real estate market and general macroeconomic conditions do not significantly improve, we would be required to seek additional sources of working capital for our future liquidity needs, including obtaining additional financing and deferring or reducing spending. There can be no assurance that we would be able to defer or reduce expenses or that any such actions would not materially and adversely impact our business and results of operations, or that we could obtain additional financing on acceptable terms or at all.

We will continue to evaluate potential financing transactions, including refinancing certain tranches of our indebtedness, issuing incremental debt, extending maturities and/or reducing first lien debt. There can be no assurance as to which, if any, of these alternatives we may pursue as the choice of any alternative will depend upon numerous factors such as market conditions, our financial performance and the limitations applicable to such transactions under our existing financing agreements and the consents we may need to obtain under the relevant documents. There also can be no assurance that financing or refinancing will be available to us on acceptable terms or at all. In addition, the conversion of all or a portion of our approximately $2.1 billion in outstanding Convertible Notes into equity at the option of the holders thereof would increase our liquidity, although the holders of the Convertible Notes are not obligated to do so.

Future indebtedness may impose various additional restrictions and covenants on us which could limit our ability to respond to market conditions, to make capital investments or to take advantage of business opportunities. Our ability to make payments to fund working capital, capital expenditures, debt service, and strategic acquisitions will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realogy Corporation

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: January 25, 2012